Exhibit 99.1 PRESS RELEASE

CORPORATE UPDATE FOR STERLING'S PHOSPHATE PROJECT IN CHINA

VANCOUVER, BRITISH COLUMBIA, May 7, 2013 /PRNewswire

Sterling Group Ventures, Inc. (the "Company") is pleased to update its progress with respect to its Gaoping Phosphate Project located in Chenxi County, Hunan Province, China (the "Project").

Sterling holds a mining permit in Gaoping Phosphate property through its wholly-owned subsidiary Chenxi County Hongyu Mining Co. Ltd ("Hongyu"). The design of the mine involves three adits at various locations along the phosphorite bed of Gaoping Phosphate Property. These are numbered No.1 Adit, No.2 Adit and No.3 Adit and will be used to access the phosphorite along its strike length.

The No. 2 adit has reached the phosphate orebody. The width of the orebody at the point of intersection is 2.5 meters. The dip angle is 8 to 10 degrees. The orebody consists of phosphate band and thin shale. A single composite sample has been taken and assayed. The P2O5 content in the composite sample is 15.4%. A new adit titled No. 3 has been developed. The No.3 adit is 400 meters from No. 1 adit, and 10 meters higher in elevation compared with the No. 1 adit. The No. 3 adit has reached the orebody but no sample has been taken as yet. A small open pit, the third area of production, has been developed separately at the Gaoping Phosphate Project. About 500 tonnes of ore from the pit has been produced to date.

Hongyu has signed a profit sharing agreement with Yichang Baolin Mining Engineering Co. Ltd. ("Baolin") for mining and processing ore from the Project. Baolin has a processing plant using a scrubbing process which can process up to 100,000 t/a. If the grade of the concentrate is less than 27% P2O5, Hongyu is guaranteed to be paid RMB 20 Yuan per tonne of ore mined, net of mining costs. If the grade of the concentrate is more than 27% P2O5, Hongyu is guaranteed to be paid RMB 30 Yuan per tonne of ore mined. Hongyu, therefore, does not need to raise capital to build a processing plant and anticipates cash flow soon.

Hongyu has also signed an agreement with the Yichang Yinuo Biotech Co. Ltd ("Yinuo") to jointly produce and market bio-phosphate fertilizer. Yinuo has its own microbial inoculants and its fertilizer market brand is Mingxinglinde which is an organic biofertilizer. Under the agreement, Hongyu will pay RMB 10,000 Yuan per year as a license fee. Yinuo will provide microbial inoculants to Hongyu and act as an advisor in product structure to meet soil conditions and new products. Hongyu will pay RMB 7 Yuan per kg for the microbial inoculants.

The aforementioned progress is presented as an interim measure to gauge the ease and efficiency of the mining process together with the efficacy of the contractual arrangements made to produce and market the ore. The Company will monitor the production and marketing with the goal of increasing production and sales over time, in a measured and economically viable manner.

The Phosphate Project, is an easy to mine sedimentary deposit occurring in the Jinjiadong Formation of Upper Sinian. Based on the preliminary plan, the development method will be an adit or adits driven to the ore body to provide access and raises will be used to develop the ore. The room and pillar mining method will be used with the mine divided into sections. The run of mine ore is marketable and will be shipped to the railhead by trucks.

This release has been reviewed and approved by Norman L. Tribe, P. Eng., a qualified person pursuant to National Instrument 43-101.

STERLING GROUP VENTURES, INC.

/s/Raoul Tsakok, Chairman & CEO

For further information, please contact:
Raoul Tsakok, Chairman , Richard Shao, PhD, President or Robert Smiley, JD, Director
Phone: (604) 689-4407 Fax: (604) 408-8515
Email: info@sterlinggroupventures.com

Any forward-looking statement in this press release is made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, economic and political factors, product prices and changes in international and local markets, as well as the inherent risks of the mining related business. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Cautionary Note to U. S. Investors Concerning Estimates of Measure, Indicated, and Inferred Resources and Reserves. Statements regarding resources and reserves have been based on audits conducted under Chinese methods of calculation which the SEC guidelines strictly prohibit in its filings.